Reading International Announces

2nd Quarter 2014 Results,

Resignation of James J. Cotter, Sr. as

Chairman and CEO, and

The Election of his Successors

•	Operating Income for the 2014 Quarter at $8.5 million compared to $7.8 million in 2013, up 8.9% over 2013.
•	Operating Income for the 2014 Six Months at $11.1 million compared to $10.3 million in 2013, up 7.4% over 2013.
•	EBIDTA(1) for the 2014 Quarter at $13.3 million compared to $11.9 million in 2013, up 11.5% over 2013.
•	EBIDTA(1) for the 2014 Six Months at $20.8 million compared to $18.8 million in 2013, up 10.5% over 2013.

Los Angeles, California, - (BUSINESS WIRE) –August 6, 2014 – Reading International, Inc. (NASDAQ: RDI) announced today results for its quarter and six months ended June 30, 2014, the resignation of James J. Cotter, Sr. as its Chairman and Chief Executive Officer, the election of Ellen Marie Cotter as Chairman, Margaret Cotter as Vice Chairman, and James J. Cotter, Jr. as Chief Executive Officer.

Resignation of James J. Cotter, Sr. and Election of His Successors

On August 7, 2014, James J. Cotter, Sr. advised the Company that, due to health reasons, he was resigning, effective immediately, as our Company’s Chairman and Chief Executive Officer and as a director.  The Board of Directors has elected James J. Cotter, Jr., to serve as our new Chief Executive Officer,    Ellen Marie Cotter to serve as our new Chairman, and Margaret Cotter to serve as our new Vice Chairman.   Mr. James J. Cotter, Jr. will continue to serve as our President and as a director, but has resigned his position as Vice Chairman.

Ellen Cotter, Margaret Cotter and James J. Cotter, Jr. have advised us that they consider their family’s holdings in our Company to be a long term family asset, and that they intend to continue the Company in the direction established by their father, James J. Cotter, Sr. --- as a motion picture exhibition and real estate company.

Ellen Cotter is currently the head of our Domestic Cinema Operations.  She joined our Company in 1998 and has been a director since 2013.    James J. Cotter, Jr. is currently the President of our Company, having first joined our Board of Directors in 2002, been elected Vice Chairman in 2007, and been appointed President 2013.   Margaret Cotter has been the head of our live theater operations since 2000 and a director since 2002.  She is also significantly involved in the oversight and planned development of our Cinemas 1,2&3 and Union Square properties.

We are advised by Ellen Cotter, James J. Cotter, Jr. and Margaret Cotter, that they intend to recommend to the Board of Directors that, going forward, the position of Chairman be rotated among them, depending upon their respective availabilities and workloads.

Mr. Andrzej Matyczynski has agreed to extend his current September 1, 2014 retirement date for three months, until December 1, 2014.  During this period, he will serve as our Chief Financial Officer until a successor has been retained.  Thereafter, he will assist in the transitioning of this office.

2014 Highlights

•	Our EBITDA(1) for the 2014 Quarter was $13.3 million compared to $11.9 million in the 2013 Quarter, an increase of $1.4 million or 11.5%.
•

Our 2014 Quarter worldwide cinema Box Office Revenue (“BOR”) outperformed the cinema industry in terms of BOR for the same period.   In the U.S, our BOR decreased by 5.5% compared to the 2013 Quarter, whereas the industry saw a decrease of 6.5% in BOR; in Australia and New Zealand our 2014 Quarter BOR increased by 4.1% and 12.2% respectively.  The  industry for the same period experienced an increase of only 2.0% and 9.2%, respectively in these markets.

•

In the 2014 Six Months, we also outperformed the industry in terms of cinema BOR.  In the U.S our cinema BOR for the 2014 Six Months was flat compared to the 2013 Six Months; however the U.S industry experienced a 0.7% decrease for the same period.  In Australia, our cinema BOR increased 0.6%, whereas the industry saw a 0.6% decrease compared to the 2013 Six Months. In New Zealand, our cinema BOR was in line with the industry, at 2.1% above the 2013 Six Months.
•

On May 12, 2014, we entered into a contract to sell our undeveloped 50.6 acre parcel in Burwood, Victoria, Australia, to an affiliate of Australand Holdings Limited for a purchase price of $59.1 million (AUS$65.0 million).  Reading received $5.9 million (AUS$6.5 million) on the closing.  The balance of the purchase price is due on or before December 31, 2017.  This transaction is treated as a sale for tax purposes but not for US GAAP accounting purposes.

•

On June 27, 2014, we refinanced our existing three-tiered credit facility with NAB.  It is comprised of (1) the Bank Bill Discount Facility with a facility limit of AUS$61.2 million, an interest rate of 2.35% above the BBSY, and amortizing at AUS$2.0 million per year;  (2) the Bill Discount Facility – Revolving with a facility limit of AUS$10.0 million and an interest rate of 1.50% above the BBSY on any undrawn portion; and (3) the Bank Guarantee Facility with a facility limit of AUS$5.0 million. Currently we have not drawn any of this revolver. All three have an expiry date of June 30, 2019.

•

On June 26, 2014, we refinanced our $15 million loan on our Cinema 1,2&3 property, with Santander Bank, N.A, and negotiated a $6.0 million line of credit for the acquisition of rights to add additional density to any redevelopment of the property (“air rights”).  The new loan has a 2 year term, payable interest only until maturity.

•	Our aggregate indebtedness decreased to $166.9 million at June 30, 2014 from $174.6 million at June 30, 2013, a decrease of $7.7 million or 4.41%.
•

On May 16, 2014 the company's board of directors authorized management, at its discretion, to spend from time to time up to an aggregate of $10.0 million to acquire shares of Reading’s Common Stock. As of June 30, 2014 the company had repurchased 207,500 shares for $1.8 million.

Second Quarter 2014 Discussion

Revenue from operations increased from $69.6 million in the 2013 Quarter to $69.9 million in the same Quarter in 2014, an increase of $300,000 or 0.4%.

Our cinema segment revenue increased by $1.2 million or 1.8% in the 2014 Quarter compared to the same period in 2013.  This increase from prior year is primarily related to a strong showing in New Zealand.

The top three grossing films for the 2014 Quarter in our worldwide cinema circuit were “X Men Days of Future Past”, “Captain America: The Winter Soldier,” and “Maleficent.”  These three films accounted for approximately 21.1% of our cinema box office revenue.  The top three grossing films for the 2013 Quarter in our worldwide cinema circuit were “Iron Man 3,” “Croods,” and “Star Trek Into Darkness.”    These three films accounted for approximately 36.0% of our 2013 Quarter cinema box office revenue.

Our real estate segment revenue for the 2014 quarter decreased by $1.1 million or 16.2% in the 2014 Quarter due to a loss of revenue in New Zealand of approximately $487,000 from the shutdown of Courtenay Central Car Park resulting from an earthquake in Wellington in July 2013, and the termination of the Hoyts lease at our Dunedin property.  In addition, live theater income decreased for 2014 Quarter due to a decrease in live theater productions showing in our venues compared to the same period in 2013.

As a percent of revenue, operating expense was 74.6% of revenue in the 2014 Quarter compared to 77.3% in the 2013 Quarter due primarily to improved efficiencies.

Depreciation expense increased for the 2014 Quarter by $215,000 or 5.9% compared to the same period in 2013 due to additions of assets.

General and administrative expense increased by $965,000 for the 2014 Quarter compared to the 2013 Quarter. The increase in general and administrative expense during the 2014 Quarter was related to an increase in the corporate general and administrative expense in the US, as a result of increases in corporate pension costs.

The Australian quarterly average exchange rate to U.S dollar declined to 0.9328 for the 2014 Quarter from 0.9913 for the 2013 Quarter a decrease of 5.90%. The New Zealand quarterly average exchange rate to U.S dollar climbed to 0.8611 for the 2014 Quarter from 0.8211 for the 2013 Quarter, an increase of 4.90%. Both had an impact on the individual components of our income statement.

Driven by the above factors, our operating income for the 2014 Quarter increased by $733,000 to an operating income of $8.5 million compared to an operating income of $7.8 million in the 2013 Quarter.

For the 2014 Quarter, in other income, we recorded $619,000 in insurance proceeds for Courtenay Central Car Park business interruption related to damages from the July 2013 earthquake in Wellington, New Zealand.

For the 2014 Quarter, our income tax expense increased by $342,000 compared to the 2013 Quarter.  The change was primarily associated with changes in tax provisions, linked to the recognition for tax purposes only, of the sale of our Burwood property.

As a result of the above, we reported a net income of $4.8 million for the 2014 Quarter compared to a net income of $4.1 million in the 2013 Quarter driven by the aforementioned increase in operating income.

Our EBITDA(1) at $13.3 million for the 2014 Quarter was $1.4 million or 11.5% higher than the EBITDA(1) for the 2013 Quarter of $11.9 million.    There were no significant adjustments to EBITDA(1) in either the 2014 Quarter or the 2013 Quarter.

Six Months 2014 Summary

Revenue from operations decreased from $129.2 million in the 2013 Six Months to $128.0 million in the 2014 Six Months, a  $1.2 million or a 1.0% decrease, driven by reduced revenue from our real estate segment (see below).

Cinema segment revenue  was basically flat in the 2014 Six Months in comparison to the 2013 Six Months.  As mentioned above we outperformed the industry overall in terms of box office revenues for the 2014 Six Months compared to prior year.

The top three grossing films for the 2014 Six Months in our worldwide cinema circuit were “The Lego Movie,” “X-Men: Days of Future Past,” and “Captain America: The Winter Soldier.”  These three films accounted for approximately 12.6% of our 2014 Six Months cinema box office revenue.  The top three grossing films for the 2013 Six  Months were “Iron Man 3,” “Silver Linings Playbook,” and “Oz Great and Powerful;.”  These three films accounted for approximately  16.3% of our 2013 Six Months cinema box office revenue.

Our real estate segment revenue decreased by $1.2 million or 9.1% during the 2014 Six Months compared to the 2013 Six Months.  The decrease in real estate revenue was related to a $253,000 decrease in live theater revenue and to an estimated loss of revenue of $960,000 due to the closure of our Courtenay Central Car Parking structure in Wellington New Zealand as well as the termination of the Hoyts lease at our Dunedin property.

As a percent of revenues, operating expense was 77.3% of revenue in the 2014 Six Months compared to 79.4% in the 2013 Six Months due to improved operating efficiencies.

General and administrative expense increased by $1.5 million for the 2014 Six Months compared to the 2013 Six Months.  The increase in general and administrative expense was due to the same reasons noted in the quarterly results.

The Australian average exchange rate to U.S. dollar declined to 0.9261 for the 2014 Six Months from 1.0149 for the 2013 Six Months, a decrease of 8.75%. The New Zealand average exchange rate to U.S. dollar increased to 0.8491 for the 2014 Six Months from 0.8279 for the 2013 Six Months, an increase of 2.56%.  Both had an impact on the individual components of our income statement.

Driven by the above factors, our operating income for the Six Months of 2013 increased by $800,000 to $11.1 million compared to $10.3 million in the same period last year.

Other income for the 2014 Six Months increased by $1.1 million primarily due to Courtenay Central Car Park insurance proceeds of $1.2 million.

The 2014 Six Months income tax expense was $3.4 million compared to $2.4 million for the 2013 Six Months.  The year over year change was due to the improved pre-tax income for the 2014 Six Months compared to the 2013 Six Months plus the inclusion of the tax effect of the gain on the Burwood property sale.

As a result of the above, we reported a net income of $4.5 million for the 2014 Six Months compared to a net income of $3.5 million for the 2013 Six Months.

Our EBITDA(1) at $20.8 million for the 2014 Six Months was $2.0 million or 10.5% higher than the EBITDA(1) for the 2013 Six Months of $18.8 million.  There were no adjustments to EBITDA(1) in either the 2014 or the 2013 Six Months.

Balance Sheet and Liquidity

Our total assets at June 30, 2014 were $401.8 million compared to $386.8 million at December 31, 2013.  The currency exchange rates for Australia and New Zealand as of June 30, 2014 were $0.9427 and $0.8755, respectively, and as of December 31, 2013, these rates were $0.8929 and $0.8229, respectively.

On June 27, 2014, we refinanced our existing three-tiered credit facility with NAB.  It is comprised of (1) the Bank Bill Discount Facility with a facility limit of AUS$61.2 million, an interest rate of 2.35% above the BBSY, and amortizing at AUS$2.0 million per year;  (2) the Bill Discount Facility – Revolving with a facility limit of AUS$10.0 million and an interest rate of 1.50% above the BBSY on any undrawn portion. Currently we have not drawn any of this revolver; and (3) the Bank Guarantee Facility with a facility limit of AUS$5.0 million.  All three have an expiry date of June 30, 2019.

On June 26, 2014, our controlled subsidiary Sutton Hill Properties, LLC, entered into an agreement with Santander Bank, N.A, refinancing the current loan on the property and providing an additional $6.0 million for the acquisition of rights to add additional density to any redevelopment of the property (“air rights”). We replaced an existing term loan of $15.0 million, which was scheduled to mature on the following day.  The new loan has a 2-year term, amortizing at full term interest only, commencing June 27, 2014.  The loan is collateralized by our Cinemas 1,2,3 property (including any air rights that we may acquire).  The loan has an interest rate of 3.50% over the 30-day Libor.

Our cash position at June 30, 2014 was $42.6 million.  Of the $42.6 million, $20.1 million was in Australia, $12.8 million was in the U.S., and $9.7 million was in New Zealand.  As part of our main credit facilities in Australia, New Zealand and the U.S., we are subject to certain debt covenants, which limit the transfer or use of cash outside of the various regional subsidiaries in which the cash is held.  As such, at June 30, 2014 we have approximately $11.7 million of cash worldwide that is not restricted by loan covenants.

At June 30, 2014, we had undrawn funds of $9.4 million (AUS$10.0 million) available under our new NAB line of credit in Australia; $10.5 million (NZ$12.0 million) available under our New Zealand Corporate Credit facility; and $5.0 million available under our Bank of America loan revolver and line of credit in the U.S.  Accordingly, we believe that we have sufficient borrowing capacity under our various credit facilities, together with our $42.6 million cash balance, to meet our anticipated short-term working capital requirements.

Our working capital at June 30, 2014 was a negative $9.6 million compared to a negative $71.8 million at December 31, 2013.  This decrease in negative working capital resulted primarily from our Australian NAB Corporate Term Loan and our U.S. Cinemas 1, 2, 3 Term Loan moving from current borrowings to long term borrowings, as discussed above.

Stockholders’ equity was $135.6 million at June 30, 2014 compared to $121.7 million at December 31, 2013,  an increase primarily related to an increase in the accumulated comprehensive income account,  as a result of foreign exchange gains due to exchange rates fluctuations for Australia and New Zealand.

(1)The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization.  The company defines adjusted EBITDA as EBITDA adjusted for unusual or infrequent events or items that are of a non-cash nature.  EBITDA and adjusted EBITDA are presented solely as supplemental disclosures as we believe they are relevant and useful measures to compare operating results among our properties and competitors, as well as measurement tools for the evaluation of operating personnel.  EBITDA and adjusted EBITDA are not measures of financial performance under the promulgations of generally accepted accounting principles (“GAAP”).  EBITDA and adjusted EBITDA should not be considered in isolation from, or as substitutes for, net loss, operating loss or cash flows from operations determined in accordance with GAAP.  Finally, EBITDA and adjusted EBITDA are not calculated in the same manner by all companies and accordingly, may not be appropriate measures for comparing performance among different companies.  See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and
•

the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the
o	Reading brand (http://www.readingcinemasus.com),
o	Angelika Film Center brand (http://www.angelikafilmcenter.com),
o	Consolidated Theatres brand (http://www.consolidatedtheatres.com),
o	City Cinemas brand (http://www.citycinemas.com),
o	Beekman Theatre brand (http://www.beekmantheatre.com),
o	The Paris Theatre brand (http://www.theparistheatre.com);
o	Liberty Theatres brand (http://www.libertytheatresusa.com); and
o	Village East Cinema brand (http://www.villageeastcinema.com)

•	in Australia, under the
o	Reading brand (http://www.readingcinemas.com.au);
o	Newmarket brand (http://www.readingnewmarket.com.au); and
o	Red Yard Entertainment Centre (http://www.redyard.com.au)

•	in New Zealand, under the
o	Reading (http://www.readingcinemas.co.nz);
o	Rialto (http://www.rialto.co.nz) brands;
o	Reading Properties brand (http://www.readingproperties.co.nz);
o	Courtenay Central brand (http://www.readingcourtenay.co.nz);
o	Steer n’ Beer restaurant brand (http://www.steernbeer.co.nz); and
o	Taupo Motel brand (http://www.sailstaupo.co.nz).

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:
o	The number and attractiveness to movie goers of the films released in future periods;
o	The amount of money spent by film distributors to promote their motion pictures;
o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
o

The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o The extent to which we encounter competition from other cinema exhibitors, from other  sources outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:
o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
o	the risks and uncertainties associated with real estate development;
o	The availability and cost of labor and materials;
o	Competition for development sites and tenants; and
o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in
o	turn, be influenced by the same factors as will influence generally the results of our cinema operations;
•

With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;
o	The relative values of the currency used in the countries in which we operate;
o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);
o

Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;
o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and
o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation,  no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.”  In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer

Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries

Supplemental Data

Reconciliation of EBITDA to Net Income

(dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenue	$69,922	$69,642	$127,975	$129,209
Operating expense
Cinema/real estate	52,192	53,825	98,957	102,529
Depreciation and amortization	3,865	3,650	7,670	7,640
General and administrative	5,366	4,401	10,267	8,738

Operating income	8,499	7,766	11,081	10,302

Interest expense, net	(2,830)	(2,636)	(5,126)	(5,309)
Other income	947	545	1,999	900
Income tax expense	(1,842)	(1,500)	(3,435)	(2,389)
Net (income) loss attributable to noncontrolling interests	(15)	(40)	23	(36)
Net income	4,759	4,135	4,542	3,468

Basic earnings per share	$0.20	$0.18	$0.19	$0.15
Diluted earnings per share	$0.20	$0.18	$0.19	$0.15

EBITDA*	$13,296	$11,921	$20,773	$18,806
EBITDA* change	$1,375		$1,967

*EBITDA presented above is net income adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to the net income is presented below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net Income	$4,759	$4,135	$4,542	$3,468
Add: Interest expense, net	2,830	2,636	5,126	5,309
Add: Income tax expense	1,842	1,500	3,435	2,389
Add: Depreciation and amortization	3,865	3,650	7,670	7,640

EBITDA	$13,296	$11,921	$20,773	$18,806

Reading International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(U.S. dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Operating revenue
Cinema	$65,854	$64,659	$119,278	$119,429
Real estate	4,068	4,983	8,697	9,780
Total operating revenue	69,922	69,642	127,975	129,209

Operating expense
Cinema	49,933	51,095	93,723	97,130
Real estate	2,259	2,730	5,234	5,399
Depreciation and amortization	3,865	3,650	7,670	7,640
General and administrative	5,366	4,401	10,267	8,738
Total operating expense	61,423	61,876	116,894	118,907

Operating income	8,499	7,766	11,081	10,302

Interest income	147	199	226	248
Interest expense	(2,977)	(2,835)	(5,352)	(5,557)
Loss on sale of assets	--	--	--	(7)
Other income	646	113	1,388	128
Income before income tax expense and equity earnings of unconsolidated joint ventures and entities	6,315	5,243	7,343	5,114
Income tax (expense)	(1,842)	(1,500)	(3,435)	(2,389)
Income before equity earnings of unconsolidated joint ventures and entities	4,473	3,743	3,908	2,725
Equity earnings of unconsolidated joint ventures and entities	301	432	611	779
Net Income	$4,774	$4,175	$4,519	$3,504
Net (income) loss attributable to noncontrolling interests	(15)	(40)	23	(36)
Net income attributable to Reading International, Inc. common shareholders	$4,759	$4,135	$4,542	$3,468

Basic earnings per share attributable to Reading International, Inc. shareholders	$0.20	$0.18	$0.19	$0.15

Diluted earnings per share attributable to Reading International, Inc. shareholders	$0.20	$0.18	$0.19	$0.15
Weighted average number of shares outstanding–basic	23,471,776	23,344,057	23,480,429	23,305,466
Weighted average number of shares outstanding–diluted	23,775,923	23,447,250	23,784,576	23,408,659

Reading International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(U.S. dollars in thousands)

	June 30, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$42,647	$37,696
Receivables	10,696	9,087
Inventory	838	941
Investment in marketable securities	57	55
Restricted cash	783	782
Deferred tax asset	1,586	3,273
Prepaid and other current assets	3,693	3,283
Land held for sale	11,745	--
Total current assets	72,045	55,117

Operating property, net	195,924	191,660
Land held for sale	46,756	11,052
Investment and development property, net	31,701	74,230
Investment in unconsolidated joint ventures and entities	7,052	6,735
Investment in Reading International Trust I	838	838
Goodwill	23,026	22,159
Intangible assets, net	12,433	13,440
Deferred tax asset, net	5,590	5,566
Other assets	6,449	6,010
Total assets	$401,814	$386,807

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$18,079	$18,608
Film rent payable	7,920	6,438
Notes payable – current	34,791	75,538
Taxes payable - current	3,474	8,308
Deferred current revenue	11,155	11,864
Other current liabilities	6,205	6,155
Total current liabilities	81,624	126,911

Notes payable – long-term	104,234	65,009
Subordinated debt	27,913	27,913
Noncurrent tax liabilities	12,142	12,478
Other liabilities	40,256	32,749
Total liabilities	266,169	265,060
Commitments and contingencies (Note 13)
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
32,456,908 issued and 21,885,238 outstanding at June 30, 2014 and 32,254,199
issued and 21,890,029 outstanding at December 31, 2013	226	225
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,495,490 issued and outstanding at June 30, 2014 and at December 31, 2013	15	15
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at June 30, 2014 and December 31, 2013	--	--
Additional paid-in capital	138,412	137,849
Accumulated deficit	(53,410)	(57,952)
Treasury shares	(6,307)	(4,512)
Accumulated other comprehensive income	52,073	41,515
Total Reading International, Inc. stockholders’ equity	131,009	117,140
Noncontrolling interests	4,636	4,607
Total stockholders’ equity	135,645	121,747
Total liabilities and stockholders’ equity	$401,814	$386,807